UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37929	98-1343578
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20-22 Bedford Row London, United Kingdom WC1R 4JS		Not Applicable
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: +1 (441) 824-8101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

EXPLANATORY NOTE

This Amendment No. 1 amends the Current Report on Form 8-K filed by Myovant Sciences Ltd. (the “Registrant”) on April 3, 2017 (the “Original Report”) to correct the disclosures regarding the effective date of the annual base salary and bonus target opportunity for the Registrant’s Principal Executive Officer, as well as the base salary of, and the effective date of an option grant to, the Registrant’s Principal Financial Officer. Except as provided herein, the disclosures in the Original Report remain unchanged.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Decisions Regarding Lynn Seely, M.D., Principal Executive Officer

On March 28, 2017, the Compensation Committee of the Board of Directors (the “Board”) of the Registrant approved the annual base salary and bonus target opportunity effective April 1, 2017 for Dr. Seely, the Registrant’s Principal Executive Officer. As provided in her employment agreement, effective April 1, 2017, Dr. Seely’s annual base salary was increased to $512,300 based on benchmarking analysis conducted by the Compensation Committee’s independent consultant.

Change of Status of Frank Karbe, Principal Financial and Accounting Officer

Pursuant to Mr. Karbe’s employment agreement, dated April 3, 2017, with Myovant Sciences, Inc., he will receive an annual base salary of $367,700 and a sign-on bonus of $50,000. The Compensation Committee approved the grant to Mr. Karbe of an option to purchase up to 200,000 of the Registrant’s common shares. In accordance with the Registrant’s option grant policy, the grant will be effective on May 15, 2017 and will have an exercise price equal to the closing price of the Registrant’s common shares on the New York Stock Exchange on that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date: April 27, 2017	By:	/s/ Frank Karbe
Name: Frank Karbe
Title: Principal Financial and Accounting Officer